Exhibit (n)

Consent of Independent Registered Public Accounting Firm

We consent to the inclusion in this registration statement on Form N-2 of our report dated December 17, 2021, on our audit of the financial statements of Altmore BDC, Inc. as of December 9, 2021 and to the reference to our firm under the heading “Independent Registered Public Accounting Firm” in the Prospectus.

/s/ CohnReznick LLP

Chicago, Illinois

December 22, 2021